PRESS RELEASE | November 12, 2024 | NASDAQ: PLL
PIEDMONT LITHIUM REPORTS Q3 2024 RESULTS
NAL Production & Safety Records; Strong Commercial Performance for Company
•NAL set new quarterly record for production (~52,100 dmt) and mill utilization (91%); lithium recovery steady (67%)
•Piedmont had record shipments of approximately 31,500 dmt of spodumene concentrate and recorded revenue of $27.7 million in Q3’24
•Piedmont achieved industry-leading price realizations in Q3’24 in difficult market environment
•Piedmont continued to improve operating costs and reduce capital expenditures and investments in Q3’24
•Carolina Lithium positioned to benefit from the U.S. Department of the Treasury’s 45X final rule guidance
•Ewoyaa Lithium Project received Ghanaian Mine Operating Permit and EPA Permit
•Piedmont recorded $64.4 million in cash and cash equivalents as of September 30, 2024
•Piedmont entered into a non-dilutive $25 million working capital facility with a trading company partner

Belmont, North Carolina, November 12, 2024 – Piedmont Lithium Inc. (“Piedmont,” the “Company,” “we,” “our,” or “us”) (Nasdaq: PLL; ASX: PLL), a leading North American supplier of lithium products critical to the U.S. electric vehicle supply chain, today reported its third quarter 2024 financial results.
Piedmont shipped approximately 31,500 dry metric tons (“dmt”) of spodumene concentrate (~5.4% Li2O) associated with spot shipments in Q3’24 and recognized $27.7 million in revenue. The Company’s realized price per ton was $878 in Q3’24, which outperformed industry peers during the quarter. Piedmont expects to ship approximately 41,000 to 55,000 dmt of spodumene concentrate in Q4’24, resulting in total shipments of approximately 102,000 to 116,000 dmt in 20241. Our Q4’24 shipments are expected to be long-term customer shipments or spot shipments structured to minimize downside risk. Production at North American Lithium (“NAL”) supports the Company’s Q4’24 shipment guidance.
NAL, North America’s largest operating spodumene mine, continued to achieve quarterly production records in Q3’24 following the achievement of steady-state production in June 2024. NAL produced approximately 52,100 dmt of spodumene concentrate during the quarter, up 5% from Q2’24, with recoveries remaining relatively steady at 67% in the quarter. Mill utilization achieved a new record high of 91%, benefiting from the recently completed crushed ore dome. The increased utilization rate also drove an improvement in unit operating costs, which declined by 15% quarter-over-quarter to US$729 when excluding the impact of inventory movements. Further, Sayona Mining Limited (“Sayona Mining”) reported an increase to NAL’s mineral resource estimate in Q3’24, including a significant increase in resources in the measured and indicated categories. NAL is jointly owned by Piedmont (25%) and Sayona Mining (75%).
Carolina Lithium remains the focus of the Company’s U.S. project development strategy following the receipt of the state mining permit in Q2’24 and the subsequent decision to shift the proposed Tennessee Lithium conversion capacity to the North Carolina project. Piedmont continues to pursue an air permit application currently under review by North Carolina’s Division of Air Quality, which would allow for up to 60,000 tons per year of lithium hydroxide production at Carolina Lithium. In addition, the U.S. Department of the Treasury recently issued final rules for the Inflation Reduction Act’s manufacturing credit (45X), which included modifications that could materially improve the after-tax economics of U.S. projects like Carolina Lithium.
1 The timing of shipments is subject to shipping logistics, port and weather conditions, and customer requirements.

In Q3’24, our joint venture Ewoyaa Lithium Project (“Ewoyaa”) in Ghana received an environmental permit from Ghana’s Environmental Protection Agency (“EPA Permit”) and in October, received a Mine Operating Permit from the Ghanaian Minerals Commission. Development of the project remains subject to the outcome of the mining lease ratification by the Ghanaian Parliament, ongoing design work, additional regulatory approvals, prevailing market conditions, and project financing.
“We are very pleased with the continued quarterly progress at NAL, with new records set in Q3 for production and mill utilization rates. Production in Q3 benefited from the investments made at NAL during prior quarters, particularly the recently completed crushed ore dome, the availability of which also drove an improvement in unit operating costs,” said Keith Phillips, President and CEO of Piedmont Lithium. “In addition to the progress in operations, Sayona Mining announced a significant increase to the mineral resource estimate for NAL this quarter, indicating the potential for a brownfield expansion of annual production at some future point.”
“The third quarter was a successful one for Piedmont with a quarterly record of spodumene concentrate shipped via well-placed spot shipments that took advantage of the futures market. We expect to exceed Q3’s shipment record in Q4’24 to round out an excellent second half of the year,” said Phillips. “On the development side, Ewoyaa made key strides on the regulatory front, and we were heartened by the recent positive news from the U.S. Treasury that should provide material improvement to the economics of Carolina Lithium.”
“While lithium markets remain challenging, we have been successful in strengthening our financial position through reductions in operating costs, minimized spending on discretionary capital items, and the arrangement of low-cost working capital financing through a trading company partner,” added Phillips.

Third Quarter 2024 Financial Highlights
All references to dry metric tons (“dmt”) in this release relate to spodumene concentrate.

	Units	Q3’24	Q2’24	Q3’23
Sales
Concentrate shipped	dmt thousands	31.5	14.0	29.0
Revenue	$ millions	27.7	13.2	47.1
Realized price(1)	$/dmt	878	945	1,624
Li2O content(2)%		5.4	5.5	5.3
Realized cost of sales(3)	$/dmt	794	900	805

Profitability
Gross profit	$ millions	2.7	0.6	23.8
Gross profit margin	%	9.6	4.7	50.4
Net (loss) income	$ millions	(16.7)	(13.3)	22.9
Diluted EPS	$	(0.86)	(0.69)	1.19
Adjusted net (loss) income(4)	$ millions	(8.1)	(12.7)	16.9
Adjusted diluted EPS(4)	$	(0.42)	(0.65)	0.88
Adjusted EBITDA(4)	$ millions	(8.7)	(13.2)	16.2

Cash
Cash and cash equivalents(5)	$ millions	64.4	59.0	94.5
___________________________________________________________
(1) Realized price is the average estimated price, net of certain distribution and other fees, which includes reference pricing data up to the respective period end and is subject to final adjustment. The final adjusted price may be higher or lower than the estimated average realized price based on future price movements.
(2) Weighted average Li2O content for shipments made during the respective period.
(3) Realized cost of sales is the average cost of sales including Piedmont’s offtake pricing agreement with Sayona Quebec Inc. (“Sayona Quebec”) for the purchase of spodumene concentrate at a market price subject to a floor of $500 per dmt and a ceiling of $900 per dmt, adjustments for product grade, freight, and insurance.
(4) See non-GAAP Financial Measures at the end of this release for a reconciliation of non-GAAP measures.
(5) Cash and cash equivalents are reported as of the end of the period.

Third Quarter and Recent Business Highlights
Piedmont Lithium
•Shipped approximately 31,500 dmt (~5.4% Li2O) of spodumene concentrate from NAL to customers in Q3’24 and recognized $27.7 million in revenue with a realized sales price of $878 per dmt. On an SC6 equivalent basis, our realized price per metric ton was $976.
•In July 2024, Piedmont streamlined its U.S. lithium hydroxide production plans in favor of deploying capital and technical resources more efficiently by shifting our proposed Tennessee Lithium conversion capacity to Carolina Lithium. We plan to leverage the North Carolina project by adding a second lithium hydroxide production train as part of a phased development approach on a measured timeline subject to market conditions.
•In September 2024, we entered into a working capital facility with a trading company partner, whereby we may borrow up to $25.0 million based on the value of committed volumes of spodumene concentrate shipped within the following twelve months. Borrowings are credited against the outstanding balance at the time vessels complete loading, which provides additional borrowing availability. Interest is payable quarterly at the rate of SOFR plus 2.4%.
•During the second half of 2024, we expanded our 2024 Cost Savings Plan and further reduced our workforce by 32% in October 2024. We expect to record restructuring charges in Q4’24 of approximately $0.6 million, which consists of $0.5 million in cash severance and employee benefits and $0.1 million in non-cash stock compensation expense. As part of our 2024 Cost Savings Plan, we reduced our total workforce by 48% between February 2024 and October 2024. We expect to recognize $14 million in annual cost savings in 2024.

North American Lithium (Quebec, Canada)
•In Q3’24, NAL achieved record quarterly production of approximately 52,100 dmt and shipped approximately 49,000 dmt, of which approximately 31,500 dmt were sold to Piedmont.
•In Q3’24, production at NAL increased nearly 5% compared to the prior quarter, recovery rates held consistent at 67%, and mill utilization increased to 91%, up 10% from the previous quarter.
•During the third quarter of 2024, NAL operations benefited from the availability of the crushed ore dome, which was commissioned in Q2’24. Operations are expected to produce at steady-state for the remainder of 2024.
•In Q3’24, Sayona announced an increase to the mineral resources estimate at NAL including a significant increase to the mineral resources in the measured and indicated categories in accordance with JORC Code requirements.
•In September 2024, NAL reported an incident-free safety performance record with no lost time injuries, no modified duty injuries, and no medical aid injuries.
•Concentrate produced and shipped by NAL and concentrate shipped by Piedmont:

	Share	Units	Q3’24	Q2’24	Q3’23
Piedmont Lithium
Concentrate shipped	100%	dmt thousands	31.5	14.0	29.0

North American Lithium
Concentrate produced	100%(1)	dmt thousands	52.1	49.7	31.5
Concentrate shipped	100%(2)	dmt thousands	49.0	27.7	48.2
___________________________________________________________
(1) Concentrate produced represents 100% of NAL’s production.
(2) Concentrate shipped represents 100% of NAL’s shipments, inclusive of shipments to Piedmont.
Note: The table above reports quarterly and year-to-date information in accordance with Piedmont’s fiscal year reporting, which is on a calendar-year basis. Concentrate produced and concentrate shipped (above) are reported in the periods in which activities occurred. For financial statement purposes, Piedmont reports income (loss) from its 25% ownership in Sayona Quebec, which includes NAL, on a one-quarter lag.

Ewoyaa Lithium Project (Ghana)
•In July 2024, the application to grant the Ewoyaa mining lease was submitted to the Ghanaian parliament to undergo the ratification process. The mining lease remains subject to parliamentary ratification as of the date of this Quarterly Report. We expect advances to Atlantic Lithium for Ewoyaa to decrease in the coming months depending on the timing of mining lease ratification, permitting, and prevailing market conditions.

•In July 2024, Piedmont mandated a financial advisor to develop a funding strategy that includes an offtake-partner process to support our share of Ewoyaa construction capital and minimize dilution to Piedmont shareholders.
•In September 2024, Ghana’s Environmental Protections Agency granted an environmental permit to the Ewoyaa project.
•In October 2024, the Minerals Commission of Ghana issued a Mine Operating Permit in respect of the Ewoyaa project. The receipt of the permit marked an important milestone in achieving the regulatory approvals required to commence Project construction. The project, however, remains subject to ratification of the mining lease by the Ghanaian Parliament.

Carolina Lithium (North Carolina)
•Piedmont continues to pursue an air permit application currently under review by North Carolina’s Division of Air Quality, which would allow for up to 60,000 tons per year of lithium hydroxide production at Carolina Lithium.
•October 2024, the U.S. Department of the Treasury issued final guidance for the Inflation Reduction Act’s rules regarding the manufacturing credit (45X) with the modifications intended to drive critical mineral processing in the U.S. The new guidance supports the application of the 10% manufacturing credit to direct and indirect material costs, which could materially improve the after-tax economics of U.S. projects like Carolina Lithium.

Tennessee Lithium
•In July 2024, Piedmont converted the proposed Tennessee Lithium project plans to a second lithium hydroxide train as part of a phased development for Carolina Lithium. The combined conversion facilities should allow Piedmont to significantly increase U.S. lithium hydroxide production capacity while deploying capital and technical resources more efficiently.

2024 Outlook

	Units	YTD’24	Q4’24	Full Year 2024
Shipments	dmt thousands	61	41 — 55	102 — 116
Capital expenditures	$ millions	11	0 — 1	11 — 12
Investments in and advances to affiliates	$ millions	25	2 — 4	27 — 29

Under our offtake agreement with Sayona Quebec, Piedmont has the right to purchase the greater of 50% of production or 113,000 dmt/year. Based on the production projection, customer requirements, and per the Company’s offtake agreement, Piedmont currently expects to ship 41,000 to 55,000 dmt in Q4’24, totaling approximately 102,000 to 116,000 dmt in 2024. In response to a customer request, the Company expects to shift a previously planned cargo from Q4’24 to early Q1’25 and is contemplating shifting a second shipment from December 2024 to January 2025 to realize material transport cost savings by combining this shipment with one from Sayona Quebec. As a result of these expected amendments to the shipment schedule, the Company has made an adjustment from our prior guidance of 126,000 dmt for 2024. We expect these shifts to be accretive to our 2025 shipments totals and not impact Piedmont’s total offtake quantities at NAL. We are prioritizing contract customer shipments and structuring spot shipments to limit downside exposure.
We expect less than $1 million in capital expenditures mainly related to Carolina Lithium in Q4’24. Investments in and advances to affiliates reflect cash contributions to Sayona Quebec and advances to Atlantic Lithium for the Ewoyaa project. With the restart capital program at NAL completed, and approvals at Ewoyaa ongoing, we expect payments to affiliates to substantially reduce in H2’24. Our outlook for forecasted capital expenditures and investments in and advances to affiliates is subject to market conditions.
Safety and Sustainability
Following the release in Q2’24 of Piedmont’s 2023 Sustainability Report, the Company continued policy development and training to support the long-term objective of establishing a robust safety and health management system. Employee engagement in safety events remained strong and identification and reporting of hazards, unsafe acts, conditions, and safety observations, and near misses continued to improve.

Q3 2024 Piedmont Lithium Earnings Call

Date:	Tuesday, November 12, 2024
Time:	8:30 a.m. Eastern Standard Time
Dial-in (Toll Free):	1 (800) 715-9871
Dial-in (Toll):	1 (646) 307-1963
Conference ID:	2536693
Participant URL:	https://events.q4inc.com/attendee/757137158
Piedmont’s earnings presentation and supporting material are available at:
https://piedmontlithium.com/investors-overview.
About Piedmont
Piedmont Lithium Inc. (Nasdaq: PLL; ASX: PLL) is developing a world-class, multi-asset, integrated lithium business focused on enabling the transition to a net zero world and the creation of a clean energy economy in North America. Our goal is to become one of the largest lithium hydroxide producers in North America by processing spodumene concentrate produced from assets where we hold an economic interest. Our projects include our Carolina Lithium project in the United States and partnerships in Quebec with Sayona Mining (ASX: SYA) and in Ghana with Atlantic Lithium (AIM: ALL; ASX: A11). We believe these geographically diversified operations will enable us to play a pivotal role in supporting America’s move toward energy independence and the electrification of transportation and energy storage.

For further information, contact:

Erin Sanders
SVP, Corporate Communications &
Investor Relations
T: +1 704 575 2549
E: esanders@piedmontlithium.com

Cautionary Note to U.S. Investors
Piedmont’s public disclosures are governed by the U.S. Exchange Act of 1934, as amended, including Regulation S-K 1300 thereunder, whereas NAL discloses estimates of “measured,” “indicated,” and “inferred” mineral resources as such terms are used in the JORC Code and Canada’s National Instrument 43-101. Although S-K 1300, the JORC Code, and NI 43-101 have similar goals in terms of conveying an appropriate level of confidence in the disclosures being reported, they at times embody different approaches or definitions. Consequently, investors are cautioned that public disclosures by NAL prepared in accordance with the JORC Code or NI 43-101 may not be comparable to similar information made public by companies, including Piedmont, subject to S-K 1300 and the other reporting and disclosure requirements under the U.S. federal securities laws and the rules and regulations thereunder.
The statements in the link below were prepared by, and made by, NAL. The following disclosures are not statements of Piedmont and have not been independently verified by Piedmont. NAL is not subject to U.S. reporting requirements or obligations, and investors are cautioned not to put undue reliance on these statements. NAL’s original announcements can be found here: https://www.asx.com.au/markets/company/sya
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of or as described in securities legislation in the United States and Australia, including statements regarding exploration, development, construction, and production activities of Sayona Mining, Atlantic Lithium, and Piedmont; current plans for Piedmont’s mineral and chemical processing projects; Piedmont’s potential acquisition of an ownership interest in Ewoyaa; and strategy. Such forward-looking statements involve substantial and known and unknown risks, uncertainties, and other risk factors, many of which are beyond our control, and which may cause actual timing of events, results, performance, or achievements and other factors to be materially different from the future timing of events, results, performance, or achievements expressed or implied by the forward-looking statements. Such risk factors include, among others: (i) that Piedmont, Sayona Mining, or Atlantic Lithium may be unable to commercially extract mineral deposits, (ii) that Piedmont’s, Sayona Mining’s, or Atlantic Lithium’s properties may not contain expected reserves, (iii) risks and hazards inherent in the mining business (including risks inherent in exploring, developing, constructing, and operating mining projects, environmental hazards, industrial accidents, weather, or geologically related conditions), (iv) uncertainty about Piedmont’s ability to obtain required capital to execute its business plan, (v) Piedmont’s ability to hire and retain required personnel, (vi) changes in the market prices of lithium and lithium products, (vii) changes in technology or the development of substitute products, (viii) the uncertainties inherent in exploratory, developmental, and production activities, including risks relating to permitting, zoning, and regulatory delays related to our projects as well as the projects of our partners in Quebec and Ghana, (ix) uncertainties inherent in the estimation of lithium resources, (x) risks related to competition, (xi) risks related to the information, data, and projections related to Sayona Mining or Atlantic Lithium, (xii) occurrences and outcomes of claims, litigation, and regulatory actions, investigations, and proceedings, (xiii) risks regarding our ability to achieve profitability, enter into and deliver product under supply agreements on favorable terms, our ability to obtain sufficient financing to develop and construct our projects, our ability to comply with governmental regulations, and our ability to obtain necessary permits, and (xiv) other uncertainties and risk factors set out in filings made from time to time with the U.S. Securities and Exchange Commission (“SEC”) and the Australian Securities Exchange, including Piedmont’s most recent filings with the SEC. The forward-looking statements, projections, and estimates are given only as of the date of this press release and actual events, results, performance, and achievements could vary significantly from the forward-looking statements, projections, and estimates presented in this press release. Readers are cautioned not to put undue reliance on forward-looking statements. Piedmont disclaims any intent or obligation to update publicly such forward-looking statements, projections, and estimates, whether as a result of new information, future events or otherwise. Additionally, Piedmont, except as required by applicable law, undertakes no obligation to comment on analyses, expectations or statements made by third parties in respect of Piedmont, its financial or operating results or its securities.

PIEDMONT LITHIUM INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts) (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Revenue	$27,663	$47,127	$54,291	$47,127
Costs of sales	25,010	23,363	50,321	23,363
Gross profit	2,653	23,764	3,970	23,764
Exploration costs	35	471	97	1,668
Selling, general and administrative expenses	9,466	11,185	26,576	31,793
Total operating expenses	9,501	11,656	26,673	33,461
(Loss) income from equity method investments	(3,514)	3,852	(13,864)	(1,565)
Restructuring and impairment charges	(4,563)	—	(6,657)	—
(Loss) income from operations	(14,925)	15,960	(43,224)	(11,262)
Interest income	806	1,031	2,286	2,959
Interest expense	(169)	(8)	(467)	(34)
Gain (loss) on sale of equity method investments	—	7,958	(13,886)	15,208
Other loss	(2,399)	(22)	(1,434)	(88)
Total other (expense) income	(1,762)	8,959	(13,501)	18,045
(Loss) income before taxes	(16,687)	24,919	(56,725)	6,783
Income tax expense (benefit)	—	2,028	(3,095)	3,170
Net (loss) income	$(16,687)	$22,891	$(53,630)	$3,613

Earnings per share:
Basic	$(0.86)	$1.19	$(2.77)	$0.19
Diluted	$(0.86)	$1.19	$(2.77)	$0.19

Weighted-average shares outstanding:
Basic	19,401	19,203	19,366	18,974
Diluted	19,401	19,239	19,366	19,011

PIEDMONT LITHIUM INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except per share amounts) (Unaudited)

	September 30, 2024	December 31, 2023
Assets
Cash and cash equivalents	$64,358	$71,730
Accounts receivable	1,079	595
Other current assets	8,217	3,829
Total current assets	73,654	76,154
Property, plant and mine development, net	134,510	127,086
Advances to affiliates	39,208	28,189
Other non-current assets	1,707	2,164
Equity method investments	80,148	147,662
Total assets	$329,227	$381,255

Liabilities and Stockholders’ Equity
Accounts payable and accrued expenses	$6,532	$11,580
Payables to affiliates	287	174
Current debt obligations	19,966	149
Deferred revenue	6,866	—
Other current liabilities	3,375	29,463
Total current liabilities	37,026	41,366
Long-term debt, net of current portion	4,089	14
Operating lease liabilities, net of current portion	908	1,091
Other non-current liabilities	998	431
Deferred tax liabilities	—	6,023
Total liabilities	43,021	48,925

Stockholders’ equity:
Common stock; $0.0001 par value, 100,000 shares authorized; 19,429 and 19,272 shares issued and outstanding as of September 30, 2024 and December 31, 2023, respectively	2	2
Additional paid-in capital	470,149	462,899
Accumulated deficit	(180,474)	(126,844)
Accumulated other comprehensive loss	(3,471)	(3,727)
Total stockholders’ equity	286,206	332,330
Total liabilities and stockholders’ equity	$329,227	$381,255

PIEDMONT LITHIUM INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands) (Unaudited)

	Nine Months Ended September 30,
	2024	2023
Cash flows from operating activities:
Net (loss) income	$(53,630)	$3,613
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation expense	6,869	7,378
Loss from equity method investments	13,864	1,565
Loss (gain) on sale of equity method investments	13,886	(15,208)
Loss on equity securities	1,036	—
Deferred taxes	(6,246)	3,170
Depreciation and amortization	221	174
Noncash lease expense	280	169
Loss on sale of assets	691	—
Noncash impairment charges	4,070	—
Unrealized foreign currency translation (gains) losses	(309)	27
Changes in assets and liabilities:
Accounts receivable	(484)	(23,281)
Other assets	2,675	(1,633)
Operating lease liabilities	(208)	(148)
Other liabilities	(25,372)	7,751
Payables to affiliates	113	21,484
Deferred revenue	6,866	—
Accounts payable and accrued expenses	(799)	342
Net cash (used in) provided by operating activities	(36,477)	5,403
Cash flows from investing activities:
Capital expenditures	(10,578)	(44,978)
Advances to affiliates	(10,310)	(6,828)
Proceeds from sale of marketable securities	45	—
Proceeds from sale of shares in equity method investments	49,103	—
Additions to equity method investments	(14,982)	(28,667)
Net cash provided by (used in) investing activities	13,278	(80,473)
Cash flows from financing activities:
Proceeds from issuances of common stock, net of issuance costs	—	71,084
Net proceeds from Credit Facility	18,007	—
Payments of debt obligations and insurance premiums financed	(1,509)	(344)
Payments to tax authorities for employee stock-based compensation	(671)	(422)
Net cash provided by financing activities	15,827	70,318
Net decrease in cash	(7,372)	(4,752)
Cash and cash equivalents at beginning of period	71,730	99,247
Cash and cash equivalents at end of period	$64,358	$94,495

Non-GAAP Financial Measures
The following information provides definitions and reconciliations of certain non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP. The non-GAAP financial measures presented do not have any standard meaning prescribed by GAAP and may differ from similarly-titled measures used by other companies. We believe that these adjusted measures provide meaningful information to assist management, investors, and analysts in understanding our financial condition and the results of operations. We believe these adjusted financial measures are important indicators of our recurring operations because they exclude items that may not be indicative of, or are unrelated to, our core operating results, and provide a better baseline for analyzing trends in our underlying businesses.
The following are non-GAAP financial measures for Piedmont:
Adjusted net (loss) income is defined as net (loss) income, as calculated under GAAP, plus or minus the gain or loss from sale of equity method investments, gain or loss on sale of assets, gain or loss from equity securities, gain or loss from foreign currency exchange, restructuring and impairment charges including severance and severance related costs and exit costs, and certain other adjustments we believe are not reflective of our ongoing operations and performance. These items include acquisition costs and other fees, and shelf registration costs.
Adjusted diluted earnings per share (or adjusted diluted EPS) is defined as diluted EPS, as calculated under GAAP, before gain or loss on sale of equity method investments, gain or loss on sale of assets, gain or loss from equity securities, gain or loss from foreign currency exchange, restructuring and impairment charges including severance and severance related costs and exit costs, and certain other costs we believe are not reflective of our ongoing operations and performance.
EBITDA is defined as net income (loss) before interest expenses, income tax expense, and depreciation.
Adjusted EBITDA is defined as EBITDA plus or minus the gain or loss on sale of equity method investments, gain or loss on sale of assets, gain or loss from equity securities, gain or loss from foreign currency exchange, restructuring and impairment charges including severance and severance related costs and exit costs, and certain other adjustments we believe are not reflective of our ongoing operations and performance.
Below are reconciliations of non-GAAP financial measures on a consolidated basis for adjusted net (loss) income, adjusted diluted EPS, EBITDA, and adjusted EBITDA.
Adjusted Net (Loss) Income and Adjusted Diluted EPS

	Three Months Ended
	September 30, 2024		June 30, 2024		September 30, 2023
(in thousands, except per share amounts)		Diluted EPS		Diluted EPS		Diluted EPS
Net (loss) income	$(16,687)	$(0.86)	$(13,332)	$(0.69)	$22,891	$1.19
Gain on sale of equity method investments(1)	—	—	—	—	(7,958)	(0.41)
Loss on sale of assets	35	—	656	0.03	—	—
Loss (gain) on equity securities(2)	2,630	0.14	(210)	(0.01)	—	—
(Gain) loss from foreign currency exchange(3)	(266)	(0.01)	(158)	(0.01)	22	—
Restructuring and impairment charges(4)	4,563	0.24	314	0.02	—	—
Other costs(5)	1,592	0.08	81	—	152	0.01
Tax effect of adjustments(6)	—	—	(2)	—	1,794	0.09
Adjusted net (loss) income	$(8,133)	$(0.42)	$(12,651)	$(0.65)	$16,901	$0.88

______________________________________________________
(1) Gain on sale of equity method investments in the three months ended September 30, 2023 represents a noncash gain on dilution recognized primarily due to Piedmont electing not to participate in Sayona Mining’s share issuances. These shares were issued at a greater value than the carrying value of our ownership interest and as a result our interest in Sayona Mining was diluted and reduced.
(2) Loss (gain) on equity securities represents realized and unrealized gains on our equity security holdings in Atlantic Lithium and Ricca Resources.
(3) (Gain) loss from foreign currency exchange relates to currency fluctuations in our foreign bank accounts denominated in Canadian dollars and Australian dollars and marketable securities denominated in Australian dollars.

(4) Restructuring and impairment charges relates to severance and reorganization related costs and exit costs related to our 2024 Cost Savings Plan and impairment charges for land, capitalized construction and development costs, and other fixed assets associated Tennessee Lithium.
(5) Other costs include legal and transactional costs associated with the Department of Energy loan and grant initiatives, shelf registration costs, and costs related to certain strategic transactions.
(6) No income tax impacts have been given to any items that were recorded in jurisdictions with full valuation allowances.
EBITDA and Adjusted EBITDA

	Three Months Ended
(in thousands)	September 30, 2024	June 30, 2024	September 30, 2023
Net (loss) income	$(16,687)	$(13,332)	$22,891
Interest income, net	(637)	(577)	(1,023)
Income tax (benefit) expense	—	(2)	2,028
Depreciation and amortization	64	75	68
EBITDA	(17,260)	(13,836)	23,964
Gain on sale of equity method investments(1)	—	—	(7,958)
Loss on sale of assets	35	656	—
Loss (gain) on equity securities(2)	2,630	(210)	—
(Gain) loss from foreign currency exchange(3)	(266)	(158)	22
Restructuring and impairment charges(4)	4,563	314	—
Other costs(5)	1,592	81	152
Adjusted EBITDA	$(8,706)	$(13,153)	$16,180
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(1) Gain on sale of equity method investments in the three months ended September 30, 2023 represents a noncash gain on dilution recognized primarily due to Piedmont electing not to participate in Sayona Mining’s share issuances. These shares were issued at a greater value than the carrying value of our ownership interest and as a result our interest in Sayona Mining was diluted and reduced.
(2) Loss (gain) on equity securities represents realized and unrealized gains on our equity security holdings in Atlantic Lithium and Ricca Resources.
(3) (Gain) loss from foreign currency exchange relates to currency fluctuations in our foreign bank accounts denominated in Canadian dollars and Australian dollars and marketable securities denominated in Australian dollars.
(4) Restructuring and impairment charges relates to severance and reorganization related costs and exit costs related to our 2024 Cost Savings Plan and impairment charges for land, capitalized construction and development costs, and other fixed assets associated with Tennessee Lithium.
(5) Other costs include legal and transactional costs associated with the Department of Energy loan and grant initiatives, shelf registration costs, and costs related to certain strategic transactions.